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                                                                    EXHIBIT 99.2


                               AMENDMENT NO. 3 TO
                           SECOND AMENDED AND RESTATED
                        PREFERRED SHARE RIGHTS AGREEMENT

         This Amendment No. 3 (this "Amendment") to Second Amended and Restated Preferred Shares Rights Agreement (the "Rights Agreement") is made effective as of December 9, 2003. This Amendment is an amendment to the Rights Agreement dated August 21, 2000 between Cyberonics, Inc., a Delaware corporation (the "Company"), and Equiserve Trust Company, N.A. (referred to herein as the "Rights Agent").

                                    RECITALS

         WHEREAS, pursuant to and in compliance with Section 27 of the Rights Agreement, the Company and the Rights Agent wish to amend the Rights Agreement as set forth herein;

         NOW THEREFORE, the parties hereto agree as follows:

         Section 1. Amendments. From and after the effective date of this Amendment, the Rights Agreement shall be amended as follows:

         (a) The definition of "Exempt Person" in Section 1 of the Rights Agreement shall be amended and restated to read in its entirety as follows:


         "Exempt Person" shall mean (a) the State of Wisconsin Investment Board ("SWIB"), unless such entity taken together with its Affiliates and Associates shall become the Beneficial Owner of 20% or more of the Common Shares outstanding subject to the same exceptions provided in the second and third sentences of the definition of "Acquiring Person" except that the reference to "15%" in such sentences shall be "20%" in the case of SWIB, and (b) Boston Scientific Corporation ("BSX"), unless such entity taken together with its Affiliates and Associates shall become the Beneficial Owner of 20% or more of the Common Shares outstanding subject to the same exceptions provided in the second and third sentences of the definition of "Acquiring Person" except that the reference to "15%" in such sentences shall be "20%" in the case of BSX, or such percentage that is less than 20% as shall be held by BSX as of the close of business on January 15, 2004.

         (b) Section 21 of the Rights Agreement shall be amended by adding the following sentence after the first sentence:

         "In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination; and any required notice will be sent by the Company."

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         (c) Section 27 of the Rights Agreement shall be amended and restated to read in its entirety as follows:

         Section 27. Supplements and Amendments. Prior to the occurrence of a Triggering Event, the Company may supplement or amend this Rights Agreement in any respect without the approval of any holders of Rights, and the Rights Agent shall, if the Company so directs, execute such supplement or amendment. From and after the occurrence of a Triggering Event, the Company and the Rights Agent may from time to time supplement or amend this Rights Agreement without the approval of any holders of Rights in order to (i) cure any ambiguity, (ii) correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) shorten or lengthen any time period hereunder, or (iv) to change or supplement the provisions hereunder in any manner that the Company may deem necessary or desirable and that shall not adversely affect the interests of the holders of Rights (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person); provided, this Rights Agreement may not be supplemented or amended to lengthen, pursuant to clause (iii) of this sentence, (A) a time period relating to when the Rights may be redeemed at such time as the Rights were not then redeemable or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person) and provided further, that for so long as each of SWIB or BSX is an "Exempt Person" (as defined herein), the definitions of "Exempt Person" and "Acquiring Person" shall not be amended in any manner which would adversely affect the application of such terms to SWIB or BSX without the prior consent of each such person. Upon the delivery of a certificate from an appropriate officer of the Company that states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Shares.

         (d) A new Section 35 shall be added to the Rights Agreement and shall read in its entirety as follows:

         Section 35. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

         (e) Exhibit B (Form of Rights Certificate) and Exhibit C (Summary of Rights to Purchase Common Shares) to the Rights Agreement shall be amended to conform to the changes in the Rights Agreement made and effected pursuant to this Amendment.

         Section 2. Remainder of Agreement Not Affected. Except as set forth in
Section 1 hereof, the terms and provisions of the Rights Agreement shall remain in full force and effect and are hereby ratified and confirmed.

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         Section 3. Authority. Each party represents that such party has full power and authority to enter into this Amendment, and that this Amendment constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

         Section 4.  Definitions, References.

         (a) Unless otherwise specifically defined herein, each term used herein which is defined in the Rights Agreement shall have the meaning assigned to such term in the Rights Agreement.

         (b) On and after the effective date of this Amendment (i) all references in the Rights Agreement, including Exhibits B and C to the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment, and all prior amendments, and (ii) all references to "hereof," "hereunder," "herein," "hereby" and other similar references contained in the Rights Agreement as well as each reference to "this Agreement" and each other similar reference contained in the Rights Agreement shall refer to the Rights Agreement, as amended.

         Section 5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.


                                    CYBERONICS, INC.



                                    By:        /s/ Robert P. Cummins
                                        ----------------------------------------
                                        Robert P. Cummins
                                        Chief Executive Officer and President



                                    EQUISERVE TRUST COMPANY, N.A.



                                    By:        /s/ Joshua McGinn
                                        ----------------------------------------
                                        Joshua McGinn
                                        Senior Account Manager